Exhibit 4.3

                                 PROMISSORY NOTE

$3,375,000.00                                             Minneapolis, Minnesota
                                                              September 11, 1997

         FOR VALUE RECEIVED HOPKINS TECH CENTER, LLC, a Minnesota limited liability company, as maker, having its principal place of business at c/o Venturian Corp., 1600 Second Street South, Hopkins, Minnesota 55343, Attention:
Gary Rappaport ("Borrower"), hereby unconditionally promises to pay to the order of NORTHLAND FINANCIAL COMPANY, a Minnesota corporation, having an address at 3600 West 80th Street, Suite 250, Bloomington, Minnesota 55431 ("Lender"), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of Three Million Three Hundred Seventy-Five Thousand and No/100 Dollars ($3,375,000.00), in lawful money of the United States of America with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (defined below), and to be paid in installments as provided herein.

1.       CERTAIN DEFINED TERMS

         As used herein the following terms shall have the meanings set forth below:

         (a) "Applicable Interest Rate" shall mean an interest rate equal to eight and fifty-three one hundredths percent (8.53%) per annum.

         (b) "Constant Monthly Payment" shall mean a payment equal to Twenty-Six Thousand Twenty-Two and 62/100 Dollars (26,022.82).

         (c) "Loan" shall mean the loan evidenced by this Note.

         (d) "Loan Documents" shall mean this Note, the Security Instrument, and any other documents or instruments which now or shall hereafter wholly or partially secure or guarantee payment of this Note or which have otherwise been executed by Borrower and/or any other person in connection with the Loan.

         (e) "Lockout Period Expiration Date" shall mean the fourth (4th) anniversary of (i) the date hereof, if this Note is dated as of the first day of a calendar month; or (ii) otherwise, the first day of the next succeeding calendar month after the date hereof.

         (f) "Maturity Date" shall mean October 1, 2007.

         (g) "Monthly Payment Date" shall mean the first day of each calendar month prior to the Maturity Date commencing on (i) the first day of the next succeeding calendar month after the date hereof if this Note is dated as of the first day of a month; or (ii) the first day of the second succeeding calendar month after the date hereof if this Note is dated as of a date other than the first day of a month.

         (h) "Security Instrument" shall mean the Mortgage and Security Agreement and Fixture Financing Statement dated the date hereof in the principal sum of Three Million Three Hundred Seventy-Five Thousand and No/100 Dollars ($3,375,000.00) given by Borrower to (or for the benefit of) Lender covering the fee estate of Borrower in certain premises located in Hennepin County, State of Minnesota, and other property, as more particularly described therein (collectively, the "Property").

2.       PAYMENT TERMS

         (a) If this Note is dated as of a date other than the first day of a calendar month, a payment shall be due from Borrower to Lender on the date hereof on account of all interest scheduled to accrue on the principal sum from and after the date hereof through and including the last day of the current calendar month. The Constant Monthly Payment shall be due from Borrower to Lender on each Monthly Payment Date, with each Constant Monthly Payment to be applied as follows: (i) first, to the payment of interest which has accrued during the preceding calendar month computed at the Applicable Interest Rate, and (ii) the-toward the reduction of the principal sum. The balance of the principal sum and all interest thereon shall be due and payable on the Maturity Date. Interest on the principal sum of this Note shall be calculated by multiplying the actual number of days elapsed in the period for which interest is being calculated by a daily rate based on a 360-day year.

         (b) Unless otherwise directed by Lender, at all times during which the Debt (defined below) shall remain outstanding, Borrower shall maintain (i) an account ("Borrower Account") with a commercial bank that shall be a member of the automated clearing house system (the "ACH System") and (ii) such authorizations as may be necessary to enable Lender or its designated collecting agent to obtain payments due under the Loan Documents from the Borrower Account through the ACH System. Borrower shall not terminate the Borrower Account or such authorizations at any time during the term of this Loan without having provided sixty (60) days' prior written notice thereof to Lender, which notice shall specify the institution at which a substitute Borrower Account has been established and the account number of such substitute Borrower Account, and certifying that all authorizations necessary to enable Lender or its collecting agent to obtain payments due under the Loan Documents from such substitute Borrower Account through the ACH System have been given and are then in effect. By not later than the opening of business on each day that any payments shall be due under the Loan Documents, Borrower shall cause an amount, in immediately available funds, equal to such payment to be available for withdrawal from the Borrower Account by Lender or its collecting agent.

         (c) Unless payments are made in the required amount in immediately available funds at the place where this Note is payable, remittances in payment of all or any part of the Debt (defined below) shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in funds immediately available at the place where this Note is payable (or any other place as Lender, in Lender's sole discretion, may have established by delivery of written notice thereof to Borrower) and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.


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


3.       DEFAULT AND ACCELERATION

         The whole of (a) the principal sum of this Note, (b) interest, default interest, late charges and other sums, as provided in this Note, the Security Instrument or the other Loan Documents, (c) all other monies agreed or provided to be paid by Borrower in this Note, the Security Instrument or the other Loan Documents, (d) all sums advanced pursuant to the Security Instrument to protect and preserve the Property (defined below) and the lien and the security interest created thereby, and (e) all sums advanced and costs and expenses incurred by Lender in connection with the Debt (defined below) or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Lender (all the sums referred to in (a) through (e) above shall collectively be referred to as the "Debt") shall without notice become immediately due and payable at the option of Lender if any payment required in this Note prior to the Maturity Date is not paid prior to the fifth (5th) day after the date when due or on the happening of any other default, after the expiration of any applicable notice and grace periods, herein or under the terms of the Security Instrument or any of the other Loan Documents (collectively, an "Event of Default").

4.       DEFAULT INTEREST

         Borrower does hereby agree that upon the occurrence of an Event of Default, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a rate (the "Default Rate") equal to (i) the greater of (a) the Applicable Interest Rate plus three percent (3%) and (b) the Prime Rate (as hereinafter defined) plus four percent (4%) or (ii) the maximum interest rate that Borrower may by law pay, whichever is lower. The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt, and shall be deemed secured by the Security Instrument. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

         The "Prime Rate" shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in THE WALL STREET JOURNAL from time to time as the Prime Rate. If more than one Prime Rate is published in THE WALL STREET JOURNAL for a day, the average of the Prime Rates shall be used, and such average shall be rounded up to the nearest one-quarter of one percent (.25%). If The Wall Street Journal ceases to publish the "Prime Rate", the Lender shall select an equivalent publication that publishes such "Prime Rate", and if such prime rates are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.


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


5.       PREPAYMENT

         Borrower shall not have the right or privilege to prepay all or any portion of the unpaid principal balance of this Note until the Lockout Period Expiration Date. From and after the Lockout Period Expiration Date, provided no Event of Default exists, the principal balance of this Note may be prepaid, in whole but not in part, upon: (i) not less than 30 days and not more than 60 days prior written notice (the "Prepayment Notice") to Lender specifying the scheduled payment date on which prepayment is to be made (the "Prepayment Date"); (ii) payment of all accrued and unpaid interest on the outstanding principal balance of this Note to and including the Prepayment Date together with a payment of all interest which would have accrued on the principal balance of this Note to and including the first day of the calendar month immediately following the Prepayment Date, if such prepayment occurs on a date which is not the first day of a calendar month (the "Shortfall Interest Payment"); (iii) payment of all other sums then due under this Note, the Security Instrument and the other Loan Documents and (iv)if the Prepayment Date occurs prior to the date which is six months prior to the Maturity Date, payment of a prepayment consideration (the "Prepayment Consideration") in an amount equal to the greater of (A) one (1%) percent of the principal amount of this Note being prepaid; and
(B) the present value of a series of payments each equal to the Payment Differential (hereinafter defined) and payable on each Monthly Payment Date over the remaining original term of this Note and on the Maturity Date discounted at the Reinvestment Yield (hereinafter defined) for the number of months remaining from the Prepayment Date to each such Monthly Payment Date and the Maturity Date. The term "Reinvestment Yield" as used herein shall be equal to the lesser of (a) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the Maturity Date, or (b) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the Debt, with each such yield being based on the bid price for such issue as published in THE WALL STREET JOURNAL on the date that is 14 days prior to the Prepayment Date set forth in the Prepayment Notice (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The term "Payment Differential" as used herein shall be equal to (x) the Applicable Interest Rate minus the Reinvestment Yield, divided by (y) 12 and multiplied by (z) the principal sum outstanding on such Prepayment Date after application of the Constant Monthly Payment (if any) due on such Prepayment Date, provided that the Payment Differential shall in no event be less than zero. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender shall notify Borrower of the amount, and the basis of determination, of the required Prepayment Consideration. If a Prepayment Notice is given by Borrower to Lender pursuant to this Article 5, the principal balance of this Note and the other sums required under this Article shall be due and payable on the Prepayment Date.

         Lender shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by all sums due in connection therewith. Notwithstanding anything contained herein to the contrary, provided no Event of Default exists, no Prepayment Consideration shall be due in connection with a complete or partial prepayment resulting from the application of insurance proceeds or condemnation awards pursuant to Sections 3.2 and 3.5 of the Security Instrument. In the event of any permitted partial prepayment of the principal balance of this Note, the amount of principal prepaid (but not including any Prepayment


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


Consideration or interest) shall be applied to the principal last due under this Note and shall not release Borrower from the obligation to pay the Constant Monthly Payments next becoming due under this Note and the Constant Monthly Payment shall not be adjusted or recalculated as a result of such partial prepayment.

         If a Default Prepayment (defined herein) occurs prior to the date which is six months prior to the Maturity Date, Borrower shall pay to Lender the entire Debt, including, without limitation, the Prepayment Consideration.

         For purposes of this Note, the term "Default Prepayment" shall mean a prepayment of the principal amount of this Note made during the continuance of any Event of Default or after an acceleration of the Maturity Date under any circumstances, including, without limitation, a prepayment occurring in connection with reinstatement of the Security Instrument provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any. other party having a statutory right to redeem or prevent foreclosure, any sale in foreclosure or under exercise of a power of sale or otherwise.

6.       SECURITY

         This Note is secured by the Security Instrument and the other Loan Documents. The Security Instrument intended to be duly recorded in the public records of the county where the Property is located. All of the terms, covenants and conditions contained in the Security Instrument and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

7.       SAVINGS CLAUSE

         This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout `the full stated term of the Note until payment in full so -that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.


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


8.       LATE CHARGE

         If any sum payable under this Note is not paid prior to the fifth (5th) day after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of the unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Lender in handling and processing the delinquent payment and to compensate Lender for the loss of the use of the delinquent payment and the amount shall be secured by the Security Instrument and the other Loan Documents.

9.       NO ORAL CHANGE

         This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

10.      JOINT AND SEVERAL LIABILITY

         If Borrower consists of more than one person or party, the obligations and liabilities of each person or party shall be joint and several.

11.      WAIVERS

         Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment and all other notices of any kind. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Security Instrument or the other Loan Documents made by agreement between Lender or any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or entity who may become liable for the payment of all or any part of the Debt, under this Note, the Security Instrument or the other Loan Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in this Note, the Security Instrument or the other Loan Documents. In addition, acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default. If Borrower is a partnership, the agreements herein contained shall remain in force and applicable, notwithstanding any changes in the individuals comprising the partnership, and the term "Borrower," as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If Borrower is a corporation or limited liability company, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the shareholders or members comprising, or the officers and directors or managers relating to, the corporation or limited liability company, and the term "Borrower" as used herein, shall include any alternative or successor corporation or limited liability company, but any predecessor corporation or limited


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


liability company shall not be relieved of liability hereunder. (Noting in the foregoing sentence shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in a partnership, corporation or limited liability company which may be set forth in the Security Instrument or any other Loan Document.)

12.      TRANSFER

         Upon the transfer of this Note, Borrower hereby waiving notice of any such transfer, Lender may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Security Instrument and the other Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable -law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter, but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

13.      WAIVER OF TRIAL BY JURY

         BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

14.      EXCULPATION

         (a) Except as otherwise provided herein, in the Security Instrument or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Note or the Security Instrument by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Note, the Security Instrument, the other Loan Documents, and the interest in the Property, the Rents (as defined in the Security Instrument) and any other collateral given to Lender created by this Note, the Security Instrument and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents and in any other collateral given to Lender and the Borrower shall not be personally liable therefore. Lender, by accepting this Note and the Security Instrument, agrees that it shall not, except as otherwise provided in Section 10.10 of the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Note, the other Loan Documents or the Security Instrument. The provisions of this Article shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Note, the other Loan Documents or the Security Instrument; Intentionally Deleted; (iii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security


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Instrument; (iv) affect the validity or enforceability of any indemnity, guaranty, master lease or similar instrument made in connection with this Note, the Security Instrument, or the other Loan Documents; (v) impair the right of Lender to obtain the appointment of a receiver, (vi) impair the enforcement of the Assignment of Leases and Rents executed in connection herewith; (vii) impair the right of Lender to obtain a deficiency judgment or judgment on the Note against Borrower if necessary to obtain any insurance proceeds or condemnation awards to which Lender would otherwise be entitled under the Security instrument; provided however, Lender shall only enforce such judgment against the insurance proceeds and/or condemnation awards; or (viii) impair the right of Lender to enforce the provisions of Sections 10.10, 11.2 and 11.3 of the Security Instrument.

         (b) Notwithstanding the provisions of this Article 14 to the contrary, Borrower shall be personally liable to Lender for the Losses (as defined in the Security Instrument) it incurs due to: (i) fraud or intentional misrepresentation by Borrower, its agents or principals in connection with the execution and the delivery of this Note, the Security Instrument or the other Loan Documents, (ii) Borrower's misapplication or misappropriation of (A) Rents received by Borrower after the occurrence of an Event of Default, (B) tenant security deposits or Rents collected in advance, or (C) insurance proceeds or condemnation awards, (iii) Borrower's failure to pay Taxes (as defined in the Security Instrument), Insurance Premiums (as defined in the Security Instrument), Other Charges (as defined in the Security Instrument) (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of the Security Instrument), charges for labor or materials or other charges that can create liens on the Property, provided that Borrower's liability under this clause (iii) shall not exceed an amount equal to the net operating income of the Property for the twelve (12) month period preceding the related failure to pay, less the amount of all Constant Monthly Payments and required reserve payments made by Borrower to accordance with this Note, the Security Instrument and the other Loan Documents during such twelve (12) month period, (iv) Borrower's failure to comply with the provisions of Section 3.10 or Section 5.9 of the Security Instrument, or (v) Borrower's or any other Indemnitor's failure to comply with the provisions of the Environmental Indemnity (as defined in the Security Instrument).

         (c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event of Borrower's default under Sections 4.2 or 8.2 of the Security Instrument, or if the Property or any part thereof shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding, or (ii) an involuntary bankruptcy or insolvency proceeding (A) which is commenced by any party controlling, controlled by or under common control with Borrower (the "Borrowing Group") or (B) to which any member of the Borrowing Group objects to a motion by Lender for relief from any stay or injunction from the foreclosure of this Security Instrument or any other remedial action permitted hereunder or under the Note or the other Loan Documents.

         (d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111 (b) or any other provisions of the U .S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue


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to secure all of the Debt owing to Lender in accordance with this Note, the
Security Instrument and the other Loan Documents.

15.      AUTHORITY

         Borrower (and the undersigned representative of Borrower, if an) represents that Borrower has full power, authority and legal right to execute and deliver this Note, the Security Instrument and the other Loan Documents and that this Note, the Security Instrument and the other Loan Documents constitute valid and binding obligations of Borrower.

16.      APPLICABLE LAW

         This Note shall be governed, construed, applied and enforced in accordance with the laws of the state in which the Property is located and the applicable laws of the United States of America.

17.      COUNSEL FEES

         In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security therefor, Borrower also agrees to pay all reasonable fees and expenses of Lender, including, without limitation, reasonable attorney's fees for the services of such counsel whether or not suit be brought.

18.      NOTICES

         All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof, (ii) one. (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:                             Hopkins Tech Center, LLC
                                            c/o Venturian Corp.
                                            1600 Second Street South
                                            Hopkins, Minnesota 55343
                                            Attention: Gary Rappaport
                                            Facsimile No. (612) 931-2575

With a copy to:                             Leonard, Street and Deinard
                                            150 South Fifth Street
                                            Minneapolis, Minnesota 55402
                                            Attention: Andrew Lee
                                            Facsimile No. (612) 335-1657


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


If to Lender:                               Northland Financial Company
                                            3600 West 80th Street, Suite 250
                                            Bloomington, Minnesota 55431
                                            Attention: Mr. Lawrence Stephenson
                                            Facsimile No. (612) 921-8021

With a copy to:                             Oppenheimer Wolff & Donnelly
                                            3400 Plaza VII
                                            45 South Seventh Street
                                            Minneapolis, MN 55402
                                            Attention: Mary E. Senkus
                                            Facsimile No. (612) 607-7100

or addressed as such party may from time to time designate by written notice to the other parties.

         Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

         "Business Day" shall mean a day upon which commercial banks are not authorized or required by law to close in New York, New York.

19.      MISCELLANEOUS

         (a) Wherever pursuant to this Note (i) Lender exercises any right liven to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Lender, or (iii) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

         (b) Whenever used, the singular shall include the plural, the plural shall include the singular, and the words "Lender" and "Borrower" shall include their respective successors, assigns, heirs, executors and administrators.

         IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

                                           HOPKINS TECH CENTER, LLC
                                           a Minnesota limited liability company



                                           By: /s/ Gary Rappaport
                                               ---------------------------------
                                               Gary Rappaport
                                           Its Chief Manager and President


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


STATE OF MINNESOTA         )
                           )ss.
COUNTY OF HENNEPIN         )

         The foregoing instrument was acknowledged before me this 11th day of September, 1997, by Gary Rappaport, the Chief Manager and President of Hopkins Tech Center, LLC, a Minnesota limited liability company, on behalf of the limited liability company.


                                                        /s/ Barbara E. Laney
                                                        ------------------------
                                                        Notary Public















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